EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 333-76837) on Form S-3, (No. 333-78231, 333-108516) on Form S-4 and (Nos. 333-90760, 333-63764, 333-40380, 333-30534, 333-88657, 333-69905, 333-62439, 333-44821, 333-10719 and 333-105895) on Form S-8 of Range Resources Corporation of our report relating to the consolidated balance sheet of Range Resources Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2002.

/s/ KPMG LLP

Dallas, Texas
March 1, 2004